Exhibit 99.4

LEGACY ACQUISITION VALIDATION RESOLUTION

UNANIMOUS WRITTEN RESOLUTION OF THE BOARD OF DIRECTORS

GREEN RAIN ENERGY HOLDINGS INC.

DATED: March 4th, 2026

RECITALS

WHEREAS, predecessor management issued a $20,000,000 Convertible Promissory Note bearing interest at eight percent (8%) per annum in connection with the 2019 acquisition of Medican Enterprises Inc.;

WHEREAS, current management assumed control of the Company in November 2024 and did not participate in negotiating, valuing, or approving such instrument or the related acquisition;

WHEREAS, the Board has determined that supporting valuation documentation and transaction records may be incomplete or unavailable;

WHEREAS, the 2019 Purchase and Sale Agreement provided for the issuance of the Convertible Note in exchange for various assets, including intellectual property, equity interests, real property interests, and other assets identified within the transaction documentation;

WHEREAS, the Board desires to ensure proper verification of ownership, valuation, and legal enforceability of such assets consistent with its fiduciary obligations under the laws of the State of Wyoming.

RESOLUTIONS

NOW, THEREFORE, BE IT RESOLVED THAT:

1. Authorization of Fair Value Reevaluation

Management is hereby authorized and directed to conduct a fair value reevaluation of the Convertible Promissory Note and related acquisition consideration.

2. Engagement of Independent Specialists

Management may retain independent valuation professionals, accountants, legal counsel, or other qualified advisors as deemed necessary to assist with such reevaluation.

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3. Scope of Reevaluation

The reevaluation shall include, without limitation:

•	fair value as of the original issuance date (2019);
•	fair value as of the management transition period (November 2024);
•	current fair value assessment for financial reporting purposes.

4. Potential Accounting Adjustments

The Board acknowledges that the reevaluation process may result in adjustments to accounting treatment, carrying values, or financial statement presentation, as required under applicable accounting standards.

5. Asset Validation Review

Management is further authorized and directed to validate:

•	the existence and ownership of all assets acquired pursuant to the Purchase and Sale Agreement;
•	the valuation assigned to each such asset;
•	documentation evidencing legal transfer and ownership rights.

6. Corporate Records

This resolution shall be inserted into the official minute book of the Company and maintained as part of its permanent corporate records.

IN WITNESS WHEREOF, the undersigned directors have executed this Unanimous Written Resolution effective as of the date first written above.

GREEN RAIN ENERGY HOLDINGS INC.

/s/ Alfredo Papadakis

Alfredo Papadakis

Director

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